CONSENT SOLICITATION STATEMENT
                     ROYCE VALUE TRUST, INC.
                   1414 Avenue of the Americas
                    New York, New York 10019

To the Holders of Royce Value Trust, Inc.'s 5 3/4% Investment Company Convertible Notes due June 30, 2004 (the "Notes"):

Royce Value Trust, Inc. (the "Fund") is seeking Noteholder approval of two separate amendments to the Indenture dated as of June 15, 1994 (the "Indenture") between the Fund and United States Trust Company of New York, as trustee (the "Trustee"), which governs the Notes held by you.

The first amendment would give the Fund's Board of Directors the right to reduce or eliminate the 6.75% escalation of the conversion price in additional years. This could avoid or minimize any increase in the conversion price then in effect.

The second amendment would allow the Fund to issue and sell additional Notes within the limitations already present in the Indenture.

Neither of these amendments would adversely affect any of your rights as a Noteholder. Indeed, the first proposed amendment gives the Fund the option of reducing or eliminating otherwise mandatory increases in the Notes' conversion price. However, the Indenture needs to be amended to allow the Fund to take these actions, and these amendments must be approved by a majority in principal amount of the holders of the $40,000,000 aggregate principal amount of the Notes presently issued and outstanding under the Indenture. Accordingly, the Fund is soliciting your written consent to these amendments.

The amendments and more detailed information concerning them are set forth below.

The Fund's Board of Directors has fixed the close of business on October 11, 1995 as the record date for the determination of those Noteholders entitled to vote on the proposed amendments, and only Noteholders of record at the close of business on that day will be entitled to vote. On the record date, there were $40,000,000 aggregate principal amount of Notes outstanding, of which $39,803,000 were held of record by Cede & Co., Inc., nominee for Depository Trust Company, which holds securities deposited with it by financial institutions such as brokerage firms and banks. Four of those financial institutions held of record 5% or more of the aggregate principal amount of such Notes, as follows: Donaldson, Lufkin & Jenrette, c/o Pershing & Co. -- $2.79 million, Manufacturers & Traders Trust Co. -- $3.55 million, Merrill Lynch Pierce Fenner & Smith -- $14.79 million and Society National Bank -- $3.00 million.

Please return your Consent Form promptly. You are urged to return the enclosed Consent Form within one week after receipt, but in no event later than November 9, 1995. Such date may be extended from time to time in the sole discretion of the Fund until December 31, 1995.

Your consent is important. The Fund recommends that you vote FOR each of the proposed amendments by signing, dating and promptly returning the enclosed Consent Form in the postage prepaid, self-addressed envelope enclosed for your convenience.

                                        Very truly yours,


                                        Charles M. Royce, President
October 12, 1995

                        PROPOSED AMENDMENTS


     1.  Reduction or Elimination of Annual Escalator

     A sentence in Section 4.06(a) of the Indenture, which covers the adjustment of the conversion price of the Notes, provides that with respect to the annual adjustment dates occurring in the years l997, 1998, 2002 and 2003, the Fund may, at its option, reduce or eliminate the escalator rate for the year involved. The annual escalator is 6.75% (subject to possible reset on July 1, 1999), and the Fund would like to increase the number of such annual adjustment dates when it may be reduced or eliminated. In order to give its Board of Directors such flexibility, the Fund is seeking to amend the sentence in Section 4.06(a) to read as follows:

     "Notwithstanding the first sentence of this subsection (a) to the contrary, with respect to the Annual Adjustment Dates occurring after 1996, the Company may, at its option, reduce or eliminate the Escalator Rate for the year involved."


     2.  Issuance and Sale of Additional Notes

     Under Section 5.12 of the Indenture, the Fund may incur indebtedness in addition to the Notes, provided that (i) if the Fund proposed to use the net proceeds of such additional indebtedness to purchase a portion of the Notes or to refinance a portion of any indebtedness of the Fund then outstanding or if such indebtedness constitutes a permitted temporary bank borrowing, the Fund immediately thereafter has an asset coverage of at least 300% or (ii) if the Fund proposed to use such net proceeds for any other purpose, the Fund immediately thereafter has an asset coverage of at least 500%. (Such additional indebtedness of the Fund may have different interest rates, maturity dates and/or conversion and other rights than those applicable to the Notes.) In addition, the Rating Agency Provisions of the Indenture, in connection with which the Notes have been rated Aaa by Moody's Investors Service, Inc. ("Moody's"), generally prevent the Fund from borrowing money, unless the Fund shall have received written confirmation from Moody's that such activity will not adversely affect its then current rating of the Notes.

     As of September 30, 1995, the Fund had $40,000,000 of Notes payable and could have issued and sold senior securities representing additional indebtedness of up to $53,008,451 and having an asset coverage of 500%. As set forth above, any such issuance and sale would also have required Moody's to confirm that such activity would not adversely affect its then current rating of the Notes.

     The Fund issued and sold only $40,000,000 aggregate principal amount of the Notes in June 1994, and the Indenture was not drafted so as to permit the Fund to incur otherwise permitted additional indebtedness by issuing and selling additional Notes. In order to correct this oversight, the Fund is seeking to expand the Section of the Indenture which allows certain amendments and supplements to the Indenture or the Notes to be made without the consent of Noteholders by adding the following sub-section to Section
10.01 (Without Consent of Holders) at the end thereof:

     "The Fund and the Trustee may amend or supplement this Indenture or the Securities without notice to or consent of any Securityholder ...

     "(e) to provide for the issuance and sale by the Fund, at any time or from time to time, of Securities in addition to the $40,000,000 aggregate principal amount of Securities issued and sold by the Fund on or about June 22, 1994, subject to and in compliance with the 500% asset coverage test of
Section 5.12 and, if then applicable, Section 11.05, provided that (i) all such additional Securities shall be issued and sold to the initial Holders thereof for a price equal to the principal amount thereof, (ii) all such Securities shall be dated as of the date on which they are issued and sold by the Fund to the initial Holders thereof and (iii) all of such Holders shall, concurrently with their purchase of such Securities, pay to the Fund an amount equal to interest accrued thereon from the then most recent date on which interest on the Securities was paid by the Fund through the day immediately preceding the day on which such Securities are issued and sold to them."

     If Noteholders approve this amendment, any additional Notes would be issued in a public offering for cash.

Vote Required

     Under Section 10.02 of the Indenture, the written consent of the holders of a majority in principal amount of the Notes outstanding as of October 11, 1995, the record date, is required to approve each of the amendments. As indicated above, the Fund may, under and subject to the limitations of
Section 5.12 of the Indenture, incur indebtedness in addition to the Notes even if Noteholders fail to approve the second amendment.

     Noteholders at the close of business on the record date will be entitled to one vote for each $1,000 principal amount of the Notes then held. The proposed amendments will be deemed to have been approved when the Fund has received the written consent to the proposed amendments from Noteholders representing a majority in principal amount of the outstanding Notes. The Fund and the Trustees will execute and deliver a Supplemental Indenture setting forth the amendments as soon as practicable after their approval.


                     ADDITIONAL INFORMATION

     Quest Advisory Corp., located at 1414 Avenue of the Americas, New York, New York 10019, serves as the Fund's investment adviser.

     The Fund's Annual Report to Stockholders for the year ended December 31, 1994 was previously mailed to Noteholders, and copies of it are available upon request, without charge, by writing to the Fund at 1414 Avenue of the Americas, New York, New York 10019 or calling toll-free at 1-800-221-4268.

     The cost of soliciting consents will be borne by the Fund, which will reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses in forwarding the consent solici- tations to the beneficial owners of the Notes. Some officers and employees of the Fund, Quest Advisory Corp. and/or Shareholder Communications Corporation may solicit consents personally and by telephone, if deemed desirable.

PLEASE FILL IN, DATE AND SIGN THE WRITTEN CONSENT AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

ROYCE VALUE TRUST, INC.
1414 Avenue of the Americas
New York, NY  10019

WRITTEN CONSENT

This Written Consent is solicited on behalf of the Board of Directors. You are asked below to vote either "YES", to approve, or "NO", to not approve, the amendments (the "Amendments") set forth in the Consent Solicitation Statement of the Fund dated October 12, 1995. Approval of each of the Amendments requires the consent of the holders of a majority in aggregate principal amount of the outstanding Notes.



1.   AMENDMENT TO SECTION 10.01 OF THE INDENTURE
     (Issuance and Sale of Additional Notes)

                                    FOR    AGAINST   ABSTAIN


2.   AMENDMENT TO SECTION 1.01 OF THE INDENTURE
     (Increasing December Conversion Period)

                                    FOR    AGAINST   ABSTAIN


                                        (Continued on other side)

(Continued from other side)

This Written Consent when properly executed will be voted in the manner directed by the undersigned Noteholder. If no direction is made, this Written Consent will be voted for Proposals 1 and 2. Please sign exactly as name appears below. When Notes are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


DATED:____________________, 1995
                                   _________________________________________
                                   Signature


____________________________________________
PLEASE MARK, SIGN AND RETURN THE WRITTEN CONSENT
PROMPTLY, USING THE ENCLOSED ENVELOPE



______________________________________________________
                                   Signature if held jointly

Royce Value Trust, Inc.

                                             1414 Avenue of the Americas
                                                  New York, NY 10019
                                                   (212) 355-7311







                                        October 20, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                                   Re:  Royce Value Trust, Inc.
                                        File No. 811-4875

Gentlemen:


     Enclosed for filing pursuant to Rule 14a-6 under the Securities Exchange Act of 1934, as amended, are the definitive copies of the Consent Solicitation Statement and the form of Written Consent being sent to holders of the 5 3/4% Investment Company Convertible Notes due June 30, 2004 (the "Notes") of Royce Value Trust, Inc. (the "Fund") to be held on June 28,
1995.

     The enclosed materials were sent to Noteholders of record on October 16 through October 20, 1995.


                                        Sincerely,

                                        Susan I. Grant

                                        Susan I. Grant
                                        Secretary

SIG:am
C:\WPWIN\QUEST\RVT\DFPX-SEC.LTR
Enclosures